Exhibit 3 - Amendment to Articles of Incorporation
--------------------------------------------------

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

-------------------------------------
Certificate of Amendment            }
(PURSUANT TO NRS 78.385 and 78.390) }
                                    }
-------------------------------------

             Certificate of Amendment to Articles of Incorporation
                        For Nevada Profit Corporations
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)1.



1. Name of corporation:   GALLERY OF HISTORY, INC.


2. The articles have been amended as follows (provide article numbers, if
available):    Paragraph A of Article V of the Articles of Incorporation of
Gallery of History, Inc. is amended as set forth in the following supplement.


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the*articles of incorporation have voted in favor of the amendment is:* 4,959,807 (88%)


4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)


5. Officer Signature (required): /s/ Todd Axelrod
                                 ----------------

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied                     Nevada Secretary of State
by appropriate fees.                              AM 78.385 Amend 2003
                                                  Revised on: 09/29/05




Paragraph A of Article V of the Articles of Incorporation of The Gallery of History, Inc. is amended by deleting in its entirety and replacing it with the following:


A.	 This Corporation is authorized to issue (i) 20,000,000 shares of Common Stock, par value $0.0005 per share (the "Common Stock"), and (ii) 4,000,000 shares of Preferred Stock, par value $0.0005 per share, which may be issued in one or more series at the discretion of the Board of Directors (the "Preferred Stock"). The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.
All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Revised Statues.





Filed Secretary of State of Nevada January 23, 2006.